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                                                                    Exhibit 23-b

                          Independent Auditors' Consent

To the Stockholders and Board of Directors
POSCO HULS Co., Ltd.

We consent to incorporation by reference in the registration statement (Nos. 33-96420 and 333-19159) on Form S-8 and registration statement (No. 333-65973) on Form S-3 of MEMC Electronic Materials, Inc. of our report dated January 11, 1999, relating to the balance sheets of POSCO HULS Co., Ltd. as of December 31, 1998 and 1997, and the related statements of operations, appropriation (disposition) of retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of MEMC Electronic Materials, Inc.

                                          /s/ KPMG San Tong Corp.

Seoul, Korea
March 25, 1999